Exhibit 3.1

Amendment No.  3 to Fourth Amended and Restated Bylaws of HCP, Inc.

Effective as of March 7, 2011, the Fourth Amended and Restated Bylaws of HCP, Inc., a Maryland corporation (the “Corporation”), as previously amended by Amendment No. 1 and Amendment No. 2 thereto, are hereby further amended by deleting Section 4 of Article II thereof in its entirety and inserting in lieu thereof the following new Section 4 of Article II:

SECTION 4.           VOTING — At each annual meeting the stockholders entitled to vote shall elect directors to succeed the directors whose terms are expiring, and the stockholders may transact such other corporate business as may be within the powers of the Corporation, subject to Section 7 of this Article II.  The vote for directors, and, upon the demand of any stockholder entitled to vote on any such matter, the vote upon any question before the meeting, shall be by ballot.

Except as otherwise provided in the Charter of the Corporation (the “Charter”) with respect to directors to be elected by the holders of any class or series of preferred stock of the Corporation and in these Bylaws with respect to the filling of vacancies on the Board of Directors, each director shall be elected by a majority of the votes cast with respect to such director at any meeting of stockholders duly called and at which a quorum is present and directors are to be elected; provided, however, that the directors shall be elected by a plurality of the votes cast at a meeting of the stockholders duly called and at which a quorum is present and directors are to be elected if, in connection with such meeting (i) the Secretary of the Corporation shall have received one or more notices that a stockholder has nominated or proposes to nominate a person or persons for election as a director, which notice(s) purports to be in compliance with the advance notice requirements set forth in Section 7 of this Article II of the Bylaws or applicable rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, irrespective of whether the Board of Directors thereafter determines that any such notice(s) is not in compliance with such requirements, and (ii) as of the fourteenth (14th) day preceding the date on which notice of such meeting of the stockholders is first mailed or otherwise given in accordance with applicable law to the stockholders of the Corporation, such nomination or proposed nomination has not been withdrawn by such stockholder and would thereby cause the number of nominees and proposed nominees to exceed the number of directors to be elected at such meeting, as determined by the Secretary of the Corporation, irrespective of whether such nomination or proposed nomination is thereafter withdrawn by such stockholder (a “Contested Election”).  If the directors are to be elected by a plurality of the votes cast pursuant to the provisions of the immediately preceding sentence, stockholders shall not be permitted to vote “against” any one or more nominees but shall only be permitted to vote “for” one or more nominees or withhold their votes with respect to one or more nominees.  For purposes hereof, a majority of the votes cast means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee, with abstentions and broker non-votes not counted as a vote cast either “for” or “against” that director nominee.

In the election of directors, each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.  Stockholders are not entitled to cumulative voting in the election of directors.

All other matters shall be decided by a majority of the votes cast, except as otherwise provided by the Charter or these Bylaws, or by the laws of the State of Maryland.

The directors may fix a day not more than ninety (90) days nor less than ten (10) days prior to the holding of any meeting of stockholders as the date as of which stockholders entitled to notice of and to vote at such meeting shall be determined; and only stockholders of record on such day shall be entitled to notice of or to vote at any such meeting.

Unless otherwise provided by the Charter or by the laws of the State of Maryland, each stockholder entitled to vote shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder.

If, in any election of directors of the Corporation which is not a Contested Election, an incumbent director does not receive a majority of the votes cast and therefore is not re-elected, such incumbent director shall promptly tender his or her resignation as a director, subject to acceptance thereof by the Board, for consideration by the Nominating and Corporate Governance Committee of the Board of Directors.

The Nominating and Corporate Governance Committee will promptly consider any such tendered resignation and will make a recommendation to the Board of Directors as to whether such tendered resignation should be accepted or rejected, or whether other action should be taken with respect to such offer to resign.  Any incumbent director whose tendered resignation is under consideration may not participate in any deliberation or vote of the Nominating and Corporate Governance Committee or the Board of Directors regarding such tendered resignation.  The Nominating and Corporate Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation.  Within ninety (90) days after the date on which certification of the stockholder vote on the election of directors is made, the Board of Directors will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the Securities and Exchange Commission or by other public announcement.  If any director’s tendered resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified or his or her earlier death, resignation or removal.  If any director’s tendered resignation is accepted by the Board of Directors, then such director will thereupon cease to be a director of the Corporation, and the Board, in its sole discretion, may fill the resulting vacancy pursuant to the provisions of the Charter and applicable law or may decrease the size of the Board of Directors pursuant to the provisions of Section 1 of Article III of these Bylaws.